                                              FILED PURSUANT TO RULE 424(b)(1)
                                                    REGISTRATION NO. 333-45097

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED FEBRUARY 11, 1998)

                                740,741 SHARES

                           KILROY REALTY CORPORATION

                                 COMMON STOCK

                               ----------------

  Kilroy Realty Corporation and its subsidiaries have been engaged in the business of owning, acquiring, developing, managing and leasing principally Class A suburban office and industrial buildings in select locations in key suburban submarkets, primarily in Southern California, since 1947. As of March 31, 1998, the Company's portfolio was comprised of 67 suburban office buildings (the "Office Properties") encompassing approximately 4.9 million rentable square feet, and 80 industrial buildings (the "Industrial Properties") encompassing approximately 5.5 million rentable square feet (collectively, the "Properties"). All but 15 of the Properties are located in Southern California.

  The Company is self-administered and self-managed, intends to continue to operate as a REIT for federal income tax purposes and expects to continue to pay regular quarterly dividends to its stockholders, subject to the discretion of the Company's Board of Directors. See "Price Range of Common Stock and Distribution History."

  All of the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), offered hereby are being sold by the Company (the "Offering"). To assist the Company in maintaining its qualification as a REIT for federal income tax purposes, ownership by any person generally is limited to 7.0% of the then outstanding Common Stock, which limit can be waived by the Board of Directors. See "Description of Capital Stock--Restrictions on Ownership and Transfer" in the accompanying Prospectus.

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "KRC." On April 21, 1998, the last reported sales price of the Common Stock on the NYSE was $27.00 per share. See "Price Range of Common Stock and Distribution History."

  SEE "RISK FACTORS" ON PAGES S-3 TO S-7 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGES 2 TO 12 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Underwriter has agreed to purchase the shares of Common Stock from the Company at a price of $25.65 per share, resulting in aggregate proceeds to the Company of $19,000,007 before payment of expenses by the Company estimated at $50,000, subject to the terms and conditions in the Underwriting Agreement. The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P., which intends to deposit such shares, together with shares of common stock of other entities also acquired from the Underwriter, into a newly-formed unit investment trust (the "Trust") registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is not an affiliate of Nike Securities L.P. or the Trust. The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P. at an aggregate purchase price of $19,200,007. It is anticipated that the Underwriter will also participate in the distribution of units of the Trust and will receive compensation therefor. See "Underwriting."

  The shares of Common Stock are offered by the Underwriter, subject to delivery by the Company and acceptance by the Underwriter, to prior sale and withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriter is expected to be made in New York, New York on or about April 24, 1998.

                           A.G. EDWARDS & SONS, INC.

                               ----------------

                                April 21, 1998

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, or incorporated herein or therein by reference. Unless otherwise indicated, all calculations and information contained in this Prospectus Supplement: (i) are based upon the price for the Common Stock set forth on the cover of this Prospectus Supplement; (ii) assume that none of the common limited partnership units of the Operating Partnership (the "Common Units"), redeemable for cash or, at the election of the Company, exchangeable for Common Stock, have been so redeemed or exchanged; (iii) assume that none of the 8.075% Cumulative Redeemable Preferred Units of the Operating Partnership (the "Preferred Units," and together with the Common Units, the "Units"), exchangeable for shares of the Company's 8.075% Series A Cumulative Preferred Stock, have been so redeemed or exchanged; and (iv) give pro forma effect to the tenant lease with The Boeing Company ("Boeing") commencing January 1, 1998 (the "Boeing Lease"). Unless the context otherwise requires, (i) the "Company" shall mean Kilroy Realty Corporation, a Maryland corporation, and its Subsidiaries and includes by reference the operating history of the Kilroy Group, (ii) the "Subsidiaries" shall mean, collectively, Kilroy Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), Kilroy Services, Inc., a Maryland corporation (the "Services Company"), Kilroy Realty Finance, Inc., a Delaware corporation (the "Finance Company"), and Kilroy Realty Finance Partnership, L.P., a Delaware limited partnership (the "Finance Partnership"), and (iii) the "Kilroy Group" shall mean the Company's predecessors comprised of Kilroy Industries, a California corporation ("KI"), and certain affiliated partnerships, limited liability companies and trusts. Any reference to the Company's ownership in the Operating Partnership includes the Company's interests in the subsidiaries of the Operating Partnership. All references to the Company as a REIT assume that the Company has qualified and will continue to qualify as a REIT beginning with the tax year ending December 31, 1997. Additional capitalized terms shall have the meanings set forth herein.

                                  THE COMPANY

  Kilroy Realty Corporation and its subsidiaries have been engaged in the business of owning, acquiring, developing, managing and leasing principally Class A office and industrial buildings in select locations in key suburban submarkets, primarily in Southern California, since 1947. As of March 31, 1998, the Company's portfolio, was comprised of 67 suburban office buildings encompassing approximately 4.9 million rentable square feet, and 80 industrial buildings encompassing approximately 5.5 million rentable square feet. All but 15 of the Properties are located in Southern California. The Office and Industrial Properties owned as of March 31, 1998 were approximately 94.0% leased to 369 tenants, and approximately 90.8% leased to 228 tenants, respectively, as of such date.

RECENT DEVELOPMENTS

 Increase in Quarterly Distributions

  On March 17, 1998, the Company's Board of Directors approved a 4.5% increase in quarterly distributions, increasing the quarterly distribution on its Common Stock from $0.3875 per share to $0.405 per share. The higher distribution rate commenced with the Company's distribution with respect to the quarter ending March 31, 1998, which was paid on April 9, 1998 to stockholders of record as of March 31, 1998.

 Increased Availability and Price Reduction in Credit Facility

  On February 24, 1998, the Operating Partnership entered into a $350 million unsecured revolving credit facility (together with the previous revolving credit facility, the "Credit Facility") with Morgan Guaranty Trust Company of New York, as lead agent, replacing the Operating Partnership's previous
$250 million secured revolving credit facility. This new credit facility matures in February 2000, and bears interest at LIBOR plus 1.00% to LIBOR plus 1.25%, depending on the Company's leverage ratios at the time of borrowing.

 Financing Transactions

  On February 6, 1998, the Operating Partnership completed the private placement of 1,200,000 8.075% Series A Cumulative Redeemable Limited Partnership Units (the "Preferred Units") to an institutional investor. The Operating Partnership used the net proceeds of approximately $58.4 million to repay borrowings under the Credit Facility. On April 20, 1998, the Operating Partnership completed the private placement of an additional 300,000 Preferred Units to an institutional investor, resulting in net proceeds to the Operating Partnership of approximately $14.6 million which will be used to repay borrowings under the Credit Facility. See "Partnership Agreement of the Operating Partnership--8.075% Series A Cumulative Redeemable Preferred Units" in the accompanying Prospectus. In connection with the April 20, 1998 private placement, the Company increased the number of authorized shares of its preferred stock designated as 8.075% Series A Cumulative Redeemable Preferred Stock to 1,700,000 shares.

  On February 18, 1998, the Company completed a public offering of 724,888 shares of Common Stock to a unit investment trust, which resulted in net offering proceeds to the Company of approximately $18.9 million. On February 23, 1998, the Company completed a public offering of an additional 1,000,000 shares of Common Stock to another unit investment trust, which resulted in net offering proceeds to the Company of approximately $26.1 million. On March 30, 1998, the Company completed a public offering of an additional 546,697 shares of Common Stock to another unit investment trust, which resulted in net offering proceeds to the Company of approximately $14.2 million. On April 20, 1998, the Company completed a public offering of 110,225 shares of Common Stock to an institutional investor, which resulted in net offering proceeds to the company of approximately $3.0 million. The Company, as general partner of the Operating Partnership and as required by the terms and conditions of the Operating Partnership's partnership agreement (the "Partnership Agreement"), invested the net proceeds of such offerings in the Operating Partnership, which used such net proceeds to repay borrowings under the Credit Facility.

 Acquisitions

  Since March 31, 1998, the Company has acquired eight office properties, representing an aggregate of 479,000 rentable square feet, and 12.85 acres of undeveloped land, for an aggregate purchase price of $71.7 million, financed principally from borrowings under the Operating Partnership's Credit Facility. The acquisitions include a complex of seven properties encompassing approximately 410,000 rentable square feet and 12.85 acres of undeveloped land for an aggregate purchase price of approximately $64.3 million. This complex of buildings and the undeveloped land is located in San Diego, California, and the complex is presently 100% leased.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves various material risks. Prospective investors should carefully consider the risk factors below and in the accompanying Prospectus in addition to the other information set forth herein and therein, in connection with an investment in the Common Stock. When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those set forth below and under the heading "Risk Factors" in the accompanying Prospectus.

  DEPENDENCE ON THE SOUTHERN CALIFORNIA MARKET. As of March 31, 1998, the Company's portfolio of Properties includes 147 buildings, 132 of which are located in Southern California and encompass an aggregate of approximately 8.7 million rentable square feet, representing approximately 83.5% of the aggregate rentable square feet of all of the Properties. Consequently, the Company's performance is linked to economic conditions and the demand for office and industrial space in the Southern California region. The Southern California economy experienced significant recessionary conditions during the early and mid-1990s, primarily as a result of the downsizing of the aerospace and defense industries. There is still a dependence on these industries in the Company's El Segundo and Long Beach Airport area submarkets. The recessionary conditions resulted in a general increase in vacancies and a general decrease in net absorption and rental rates in the Company's El Segundo and Long Beach Airport area submarkets. In addition, eight office buildings, representing approximately 27.1% of the aggregate office space of all of the Office Properties, are located in two office parks in El Segundo, California, and Long Beach, California. Although the recent disposition of the defense and satellite services businesses of Hughes Electronics Corporation does not directly affect any of the Properties, any resulting vacancy in the Company's submarkets may have an adverse effect on rental rates and occupancy at the Properties. Any decline in the Southern California economy generally may result in a material decline in the demand for office and industrial space, may have a material adverse effect greater than if the Company had a more geographically diverse portfolio of properties, and may materially and adversely affect the ability of the Company to make distributions to stockholders.

  DEPENDENCE ON SIGNIFICANT TENANTS. The Company's 20 largest tenants represented approximately 45.7% of total annual base rent revenues for the 11-months ended December 31, 1997. Of this amount, its largest tenant, Hughes Space & Communications ("Hughes"), currently leases approximately 405,000 rentable square feet of office space in Kilroy Airport Center at El Segundo, representing approximately 14.7% of the Company's total base rents for the eleven months ended December 31, 1997. Based on annualized base rent as of March 31, 1998, the Hughes leases as a percentage of the Company's total base rents is 8.4%. The base periods of the Hughes leases expire beginning in January 1999. The Company's revenues and cash available for distribution to stockholders would be disproportionately and materially adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, or the nonrenewal of leases by, any of its significant tenants, or the renewal of such leases on terms less favorable to the Company than their current terms.

REAL ESTATE INVESTMENT CONSIDERATIONS

  Risk of Tenant Nonrenewal. The Company faces competition from a number of other office and industrial building developers and real estate companies that compete with the Company in seeking properties for acquisition, prospective tenants and land for development. Competition from other office and industrial properties may affect the Company's ability to attract and retain tenants, maintain its rental rates and manage its expenses of operation (particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties). During the period beginning January 1, 1994 and ending December 31, 1997, the weighted average renewal rate, based on rentable square footage, was 68.7% for the Properties located in Southern California that the Company owned upon consummation of the IPO and 59.0% for the Properties owned as of December 31, 1997. The lower retention rate for all of the Properties overall is due primarily to the termination in 1993 of a lease with Boeing, scheduled to expire in 1995, for approximately 211,000 rentable square feet at the SeaTac Office Center. This office space was re-leased by Boeing on June 20, 1997.

  Lease Expirations. Certain leases expiring during the next several years are at rental rates higher than those attained by the Company in its recent leasing activity. Such leases, or other leases of the Company, may not be renewed or, if renewed, may be renewed at rental rates lower than rental rates in effect immediately prior to expiration. While the Company believes that the average rental rates for most of its Properties are below the market rates in the respective submarkets, no assurance can be given that the Properties will be re-leased at rental rates equal to or above the Properties' current rental rates. Decreases in the rental rates for the Company's properties, the failure of tenants to renew any such leases or the failure of the Company to re-lease any of the Company's space could materially adversely affect the Company and its ability to make distributions. During the three years ending December 31, 2000, the Company will have expiring leases for its Office Properties covering approximately 1.3 million rentable square feet, and expiring leases for Industrial Properties covering approximately 2.1 million rentable square feet.

  Ground Leases. The eight office buildings (plus one office building currently under development) located at Kilroy Airport Center Long Beach and the SeaTac Office Center are held subject to ground leases. A default by the Company under the terms of a ground lease could result in the loss of such Properties located on the respective parcel, unless the default under the lease is cured or waived. In addition, upon expiration of the ground leases, including the options thereon, there is no assurance that the Company will be able to negotiate new ground leases at all or, if any leases were renewed, that they will be on terms consistent with or more favorable than existing terms, which may result in the loss of such Properties or increased rental expense to the Company. The ground leases for the Kilroy Airport Center Long Beach will expire in 2035. The ground leases for the SeaTac Office Center (including renewal options) will expire in 2062.

  DISTRIBUTION PAYOUT PERCENTAGE. The Company declared distributions per share of Common Stock of $1.42 for the eleven months ended December 31, 1997, and $0.405 for the first quarter of 1998. A failure to make expected distributions could result in a decrease in the market price of the Common Stock. See "Price Range of Common Stock and Distributions."

  ENVIRONMENTAL REGULATIONS. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's ability to rent or sell the property or to borrow using such property as collateral and may expose it to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

  Certain of the Company's tenants routinely handle hazardous substances and wastes as part of their operations on the Company's properties. Such tenants are subject to environmental laws and regulations governing the use, storage, handling and disposal of such materials and such laws and regulations also could subject the Company to liability resulting from such activities. The Company's leases generally provide that the tenant must comply with such laws and regulations and indemnify the Company for any related liabilities. As a result, the Company does not believe that such matters will have a material adverse effect on its operations. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its Properties.

  All of the Properties have been subject to Phase I or similar environmental assessments by independent environmental consultants. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Such reports have revealed that some of the Company's properties contain asbestos-containing materials, and that historical operations at or in the vicinity of certain of the Properties, including the operation of underground storage tanks, may have caused soil or groundwater contamination on such properties. The Company's investigations have revealed the presence of groundwater contamination at one of its properties. Prior to the Company's ownership of this property, soil remediation was conducted for which agency closures were issued. The Company does not believe that further soil remediation will be required. The Company has obtained environmental insurance for soil and groundwater contamination at the site which it believes will be sufficient to cover any potential liability relating to such conditions. There can be no assurance, however, that such insurance will be adequate to cover any potential liability or that any such liability will not have a material adverse effect on the Company's financial condition or results of operations taken as a whole.

  None of the Company's environmental assessments of the other Properties has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to stockholders could be adversely affected.

  The Company has entered into an agreement to purchase a 32-acre portion of a 100-acre property located in Burbank, California. The property, including the portion being considered by the Company, is part of the San Fernando Valley Superfund Site. Pursuant to agreements with the United States Environmental Protection Agency and the California Environmental Protection Agency, the current owner of the property has agreed to remediate certain soil and groundwater contamination associated with the property. The Company has identified residual soil contamination on the property and has conditioned its purchase of the property on obtaining satisfactory environmental indemnification from the current owner, as well as a commitment from the current owner to remediate the residual soil contamination to a level acceptable to the Company.

  SHARES ELIGIBLE FOR FUTURE SALE. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market (or upon exchange of Common Units) or the perception that such sales might occur could adversely affect the market price of the shares of Common Stock.

  Upon the consummation of the Offering, the Company will have 27,597,551 shares of Common Stock outstanding, of which all but the 100,000 restricted shares of Common Stock will be freely tradable in the public market by persons other than "affiliates" of the Company without restriction or registration under the Securities Act. The remaining 100,000 restricted shares of Common Stock and the 3,993,219 shares of Common Stock issuable upon the redemption of Common Units will be deemed to be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be transferred unless registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities from the Company and, after two years, permits unlimited sales by persons unaffiliated with the Company. In addition, the Commission has proposed further amendments to Rule 144, including the holding and volume limitations. The adoption of these amendments may result in resales of restricted securities sooner than would be the case under Rule 144 as currently in effect. However, there can be no assurance that these proposals will be adopted and, if so, that they would be adopted in the form proposed for comment.

  The Operating Partnership presently has an aggregate of 3,993,219 Common Units which may be redeemed by the Operating Partnership at the request of the holders thereof for cash (based on the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the Company's option, exchanged for an equal number of shares of Common Stock, subject to certain anti-dilution adjustments and, with respect to 50% of the Units issued to John B. Kilroy, Sr., John B. Kilroy, Jr. and Kilroy Industries, a corporation owned by Messrs. Kilroy ("KI"), the obligation of the holders of such Units to indemnify the Company in connection with the series of related transactions (the "Formation Transactions") resulting in the formation of the Operating Partnership and the Company and the consummation of the Company's initial public offering in January 1997 (the "IPO"). However, if the Company does not elect to exchange such Units for shares, a holder of such Units that is a corporation or a limited liability company may require the Company to issue shares of Common Stock in lieu of cash, subject to the ownership limit set forth in the Company's Articles of Incorporation, as described in the accompanying Prospectus (the "Ownership Limit"), or, with the consent of the Board of Directors, such other limit which does not result in the failure of the Company to qualify as a REIT. Of the 3,993,219 Common Units presently outstanding (excluding Common Units owned by the Company), 2,862,379 may be redeemed on or after January 31, 1999. See "Partnership Agreement of the Operating Partnership--Redemption/Exchange Rights" in the accompanying Prospectus. In addition, the Company may issue from time to time additional shares of Common Stock or Units in connection with the acquisition of properties. The Company has agreed to file and generally will keep continuously effective beginning on January 31, 1999 a registration statement covering the issuance of shares upon the exchange of Common Units and the resale thereof and has agreed to provide piggyback registration rights with respect to shares of Common Stock which may be acquired by the holders of such Units and certain other persons. Such registration statement will generally allow shares of Common Stock covered thereby to be transferred or resold without restriction under the Securities Act.

  The Company has granted options to purchase an aggregate of 1,298,000 shares of Common Stock to certain directors, executive officers and other employees of the Company and an additional approximately 102,000 shares of Common Stock have been reserved for issuance either as restricted shares of Common Stock or upon the exercise of options granted under the Company's 1997 Stock Option and Incentive Plan (the "Stock Incentive Plan"). The Board of Directors recently approved an amendment to the Stock Incentive Plan (the "Stock Incentive Plan Amendment") to increase the number of shares of Common Stock issuable under the Stock Incentive Plan to 3,000,000 shares. The Stock Incentive Plan, as so amended, is subject to the approval by the Company's stockholders at the Company's annual meeting of stockholders presently planned to be held on May 12, 1998. Investors purchasing shares of Common Stock in the Offerings will not be entitled to vote on the proposal. The Company has filed a registration statement with respect to the shares of Common Stock issuable under the Stock Incentive Plan which generally will allow shares of Common Stock covered thereby to be transferred or resold without restriction under the Securities Act. If the proposal is approved by the Company's stockholders, the Company will, as necessary, file registration statements covering the registration of additional shares of Common Stock underlying the options granted and restricted stock or stock appreciation rights awarded under the Stock Incentive Plan, as amended.

  In addition to the limits placed on the sale of shares of Common Stock by operation of Rule 144 and other provisions of the Securities Act, (i) all but 11 of the common limited partners (who hold an aggregate of 1,250,058 Common Units) agreed in connection with the IPO not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose or transfer (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other disposition or transfer) of any Common Units or shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any Common Units or shares of Common Stock or other capital stock of the Company, or any securities similar thereto, prior to January 31, 1999, and (ii) 11 common limited partners who hold an aggregate of 1,250,058 Common Units agreed with the Company in connection with the issuance of such Common Units not to exchange such Common Units for shares of Common Stock, and not to transfer such Common Units without the consent of the Company, in its capacity as general partner of the Operating Partnership, subject to certain limited exceptions, prior to January 31, 1999. See "Partnership Agreement of the Operating Partnership--Transferability of Interests" in the accompanying Prospectus. Thereafter, Common Stock issued upon the subsequent exchange of Common Units may be sold in the public market pursuant to the registration rights described above. Notwithstanding the foregoing, 49% of the Common Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and KI in connection with the Formation Transactions is pledged to secure their indemnification obligations pursuant to an agreement with the Company. Future sales of the shares of Common Stock could have an adverse effect on the market price of the shares of Common Stock and the existence of Common Units, options, shares of Common Stock reserved for issuance as restricted shares of Common Stock or upon exchange of Common Units and the exercise of options and registration may adversely affect the terms upon which the Company may be able to obtain additional capital through the sale of equity securities.

RECENT FEDERAL BUDGET PROPOSAL

  The Company owns 100% of the nonvoting preferred stock of the Services Company, which represents approximately 95% of the economic value of all classes of stock of the Services Company. The Company does not and will not own any of the voting securities of the Services Company, and therefore the Company will not be considered to own more than 10% of the voting securities of the Services Company. President Clinton's 1999 federal budget proposal contains a provision which would amend the Internal Revenue Code of 1986, as amended (the "Code"), so as to prohibit REITs from owning stock of a corporation representing more than 10% of the vote or value of all classes of stock of such corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's ownership of stock is exempt from this proposal by virtue of the proposal's effective date, such "grandfathered" status would terminate if the subsidiary corporation (i) engaged in a trade or business that it was not engaged in on the Action Date, or (ii) acquired substantial new assets on or after such date. In the event that such grandfathered status were so terminated, and the Company did not dispose of its interest in the Services Company, the Company would fail the 10% asset test and fail to qualify as a REIT. See "Federal Income Tax Consequences--Failure to Qualify" in the accompanying Prospectus. It is not possible to predict with certainty whether such legislation ultimately will be enacted into law, the character and details of the provisions that would be included in any legislation enacted or whether and to what extent such legislation would affect the Company and the stockholders or whether any such effect would be adverse.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of Common Stock in the Offering, after the deduction of the discount of $200,000 and estimated offering expenses of approximately $50,000, are approximately $19.0 million. The Company, as general partner of the Operating Partnership, is required under the terms and conditions of the Partnership Agreement to contribute the net proceeds of the Offering to the Operating Partnership. The Operating Partnership intends to use such net proceeds to repay borrowings outstanding under the Credit Facility, which were used primarily to finance property acquisitions and development and for general business purposes. The Credit Facility had a balance as of March 31, 1998 of $162.0 million, with a weighted average interest rate of 6.9%. Net proceeds from the Offering initially may be temporarily invested in short-term securities.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

  Since the completion of the IPO, the Common Stock has been listed on the NYSE under the symbol "KRC." The following sets forth the high and low closing sale prices for the Common Stock for the fiscal periods indicated as reported by the NYSE and the distributions per share declared by the Company with respect to each such period.

                       YEAR                  HIGH       LOW      DISTRIBUTIONS
                       ----                  ----       ---      -------------
       1997
       First Quarter (from January 28,
        1997)...............................  $28 1/8   $24 7/8     $0.2583(1)
       Second Quarter.......................  $26 5/8   $23 1/8     $0.3875
       Third Quarter........................  $27       $24         $0.3875
       Fourth Quarter.......................  $28 7/8   $25 3/4     $0.3875
       1998
       First Quarter........................  $29 1/4   $26 5/16    $0.405 (2)
       Second Quarter (through April 21,
        1998)...............................  $28 5/16   $27

--------
(1) The Company paid a distribution of $0.2583 per share of Common Stock on May 30, 1997 for the period February 1, 1997 through March 31, 1997, which is approximately equivalent to a quarterly distribution of $0.3875 per share or an annual distribution of $1.55 per share of Common Stock.

(2) On March 17, 1998, the Company's Board of Directors approved a 4.5% increase in quarterly distributions, increasing the quarterly distribution on its Common Stock from $0.3875 per share to $0.405 per share which was paid on April 9, 1998 to stockholders of record as of March 31, 1998.

  On April 21, 1998, the last reported sales price of the Common Stock on the NYSE was $27.00 per share. Distributions will be paid on or about the 10th day of each January, April, July and October to its common stockholders at the discretion of the Board of Directors and will depend on the funds from operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the Board of Directors deems relevant.

  Distributions by the Company to the extent of its current earnings and profits for federal income tax purposes are taxable to stockholders as ordinary dividend income. Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a stockholder's basis in the Common Stock. A return of capital distribution has the effect of deferring taxation until a stockholder's sale of the Common Stock.

                        CERTAIN U.S. FEDERAL INCOME TAX
                   CONSIDERATIONS TO HOLDERS OF COMMON STOCK

  The following summary of certain U.S. federal income tax considerations to holders of Common Stock is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, tax exempt organizations (except to the extent discussed under the heading "--Taxation of Tax-Exempt Stockholders"), stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, certain financial institutions, broker-dealers, foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "--Taxation of Non-U.S. Stockholders"). This discussion should be read in conjunction with the discussion under "Federal Income Tax Consequences" in the accompanying Prospectus. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective purchasers of Common Stock or the effect of any changes in applicable tax laws.

  This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. The federal income tax treatment of the Company is set forth in the accompanying Prospectus under the heading "Federal Income Tax Consequences." The discussion below assumes that the Company qualifies as a REIT under the Code. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for dividends paid to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. As a result, the funds available for distribution to the Company's stockholders would be reduced. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT" and "Federal Income Tax Consequences--Failure to Qualify" in the accompanying Prospectus.

  EACH INVESTOR IS ADVISED TO CONSULT THE PROSPECTUS FOR INFORMATION REGARDING THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS ELECTION TO BE TAXED AS A REIT. EACH INVESTOR IS ALSO ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON STOCK OF THE COMPANY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury Regulations provide otherwise), (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending upon the period of time that the Company held the assets to which such gains were attributable, and upon certain designations, if any, which may be made by the Company, such gains will be taxable to non-corporate U.S. Stockholders at a rate of either 20%, 25% or 28%. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his or her shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares taxable as capital gains (provided that the shares have been held as a capital asset). With respect to non-corporate U.S. Stockholders, amounts described as being treated as capital gains in the preceding sentence will be taxable as long-term capital gains if the shares to which such gains are attributable have been held for more than eighteen months, mid-term capital gains if such shares have been held for more than one year but not more than eighteen months, or short-term capital gains if such shares have been held for one year or less. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

  Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock (or distributions treated as such), however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the capital gains rate by the amount of such gain with respect to such Common Stock.

  The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition, to the extent designated by the Company, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its Shares by the difference between the amount of such includable gains and the tax deemed to have been paid by it, and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Services ("IRS").

  Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and with respect to non-corporate U.S. Stockholders, will be mid-term or long-term gain or loss if such shares have been held for more than one year or eighteen months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

  The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non foreign status to the Company. See "Taxation of Non-U.S. Stockholders."

TAXATION OF TAX EXEMPT STOCKHOLDERS

  The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax exempt entity. Based on that ruling, provided that a tax exempt stockholder (except certain tax exempt stockholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code (generally, shares of Common Stock, the acquisition of which was financed through a borrowing by the tax exempt stockholder) and such shares are not otherwise used in a trade or business, dividend income received from the Company will not be UBTI to a tax exempt stockholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

  For tax exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

  Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

  A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies if the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, the Company is not now, and does not in the future expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

  The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from the Company and with respect to their sale or other disposition of Common Stock of the Company, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholders' country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Common Stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, the Company.

                             ERISA CONSIDERATIONS

  The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser (including, to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan or an individual retirement account ("IRA")). This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of
Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

  A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Federal Income Tax Considerations," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the Common Stock.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

  Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in shares of Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require
(i) an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in shares of Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history and other matters described under "Risk Factors."

  The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

STATUS OF THE COMPANY'S COMMON STOCK

  A prohibited transaction may occur if the assets of the Company are deemed to be assets of the investing Plans and disqualified persons deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

  The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

  Under the Regulations, a "publicly-offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely-held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely-held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

  The Common Stock of the Company meets the criteria of the publicly-offered securities exception to the look-through rule. First, the Common Stock is considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Common Stock is held by 100 or more investors and at least 100 or more of these investors are independent of the Company and of one another. Third, the Common Stock is part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and is registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases the Common Stock, the Company's assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's assets should not be a Plan fiduciary.

                           OTHER TAX CONSIDERATIONS

  The Company's stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 UNDERWRITING

  Pursuant to the terms and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement") between the Company and A.G. Edwards & Sons, Inc. (the "Underwriter"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 740,741 shares of Common Stock.

  The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P., which intends to deposit such shares, together with shares of common stock of other entities also acquired from the Underwriter, into a newly-formed unit investment trust (the "Trust") registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is not an affiliate of Nike Securities L.P. or the Trust. The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P. at an aggregate purchase price of $19,200,007. It is anticipated that the Underwriter will also participate in the distribution of units of the Trust and will receive compensation therefor.

  Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

  Until the distribution of the shares of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. It is not currently anticipated that the Underwriter will engage in any such transactions in connection with this Offering.

  If the Underwriter creates a short position in the Common Stock in connection with this Offering, i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing shares in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the shares. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of business, the Underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions with the Company.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain legal matters relating to Maryland law, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriter by Chapman and Cutler, Chicago, Illinois. Chapman and Cutler will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law. In addition, the description of federal income tax consequences contained in this Prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Latham & Watkins, special tax counsel to the Company as to the material federal income tax consequences of the Offering.

                           KILROY REALTY CORPORATION

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  An unaudited pro forma condensed consolidated balance sheet is not presented as the acquisitions consummated during 1997, and financing activity discussed below, are reflected in the consolidated balance sheet of Kilroy Realty Corporation (the "Company") at December 31, 1997.

  The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997, was prepared as if each of the following had occurred on January 1, 1997: (i) the January 1997 initial public stock offering (the "IPO") and mortgage loans and use of proceeds therefrom to purchase the properties acquired in connection with the IPO and repay certain indebtedness; (ii) the transfer of the business and operations of the Kilroy Group to the Company pursuant to certain formation transactions;
(iii) the August 1997 public offering of common stock and use of proceeds therefrom to acquire properties and paydown the Company's $250 million line of credit (the "Credit Facility"); and (iv) the property acquisitions from February 1, 1997 to December 31, 1997 and the related assumption of three mortgage notes and issuance of common limited partnership units of Kilroy Realty L.P.

  These pro forma statements should be read in conjunction with the respective consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. In the opinion of management, the unaudited, pro forma condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the transactions previously noted.

  The pro forma statement may not necessarily be indicative of the results that would have actually occurred if the acquisitions had been in effect on the date indicated, nor does it purport to present the financial position, results of operations or cash flows for future periods.

                           KILROY REALTY CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            KILROY       KILROY         PRE-
                             GROUP       REALTY     ACQUISITION
                          HISTORICAL  CORPORATION  PERIOD FOR THE
                           COMBINED   CONSOLIDATED   PROPERTIES
                          JANUARY 1,  FEBRUARY 1,     ACQUIRED
                            1997 TO     1997 TO       THROUGH                    COMPANY PRO
                          JANUARY 31, DECEMBER 31,  DECEMBER 31,   PRO FORMA        FORMA
                             1997         1997        1997(A)     ADJUSTMENTS    CONSOLIDATED
                          ----------- ------------ -------------- -----------    ------------
REVENUES:
Rental income...........    $2,760      $56,069       $28,072                     $   86,901
Tenant reimbursements...       275        5,600         3,424                          9,299
Development and
 management fees........        14                                 $    (14)(C)
Interest income.........                  3,571                      (3,571)(B)
Other income............         4          889            24                            917
                            ------      -------       -------      --------       ----------
Total revenues..........     3,053       66,129        31,520        (3,585)          97,117
                            ------      -------       -------      --------       ----------
EXPENSES:
Property expenses.......       579        8,770         5,410                         14,759
Real estate taxes.......       106        3,048         1,857           627 (D)        5,638
General and
 administrative
 expenses...............        78        4,949           139           234 (E)        5,400
Ground leases...........        64          938            28                          1,030
Development and
 management expenses....        46                                      (46)(C)
Interest expense........     1,895        9,738                       4,172 (F)       15,805
Depreciation and
 amortization...........       787       13,236                       5,395 (G)       19,418
                            ------      -------       -------      --------       ----------
Total expenses..........     3,555       40,679         7,434        10,382           62,050
                            ------      -------       -------      --------       ----------
(Loss) income from
 operations before
 equity in income (loss)
 of subsidiary, minority
 interest and
 extraordinary gain.....      (502)      25,450        24,086       (13,967)          35,067
Equity in income (loss)
 of subsidiary..........                     23                         (30)(C)           (7)
Minority interest.......                 (3,413)                       (865)(H)       (4,278)
Extraordinary gain......     3,204                                   (3,204)(I)
                            ------      -------       -------      --------       ----------
Net income .............    $2,702      $22,060       $24,086      $(18,066)      $   30,782
                            ======      =======       =======      ========       ==========
Common shares
 outstanding--basic.....                                                          24,475,000
                                                                                  ----------
Common shares
 outstanding--diluted...                                                          24,569,150
                                                                                  ==========
Pro forma net income per
 common share-- basic...                                                          $     1.26
                                                                                  ==========
Pro forma net income per
 common share--diluted..                                                          $     1.25
                                                                                  ==========

                    See accompanying notes to the unaudited, pro forma condensed consolidated statement of operations.

                           KILROY REALTY CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS


PRO FORMA ADJUSTMENTS

(A) Represents pro forma operating results of 1997 acquired properties from January 1, 1997 to their respective acquisition dates. Pro forma operating results exclude historical depreciation, real estate taxes, interest expense, and certain other expenses. Subsequent to their acquisition dates, actual operating results of 1997 acquisitions are reflected in the historical statement of operations of the Company.

(B) Represents the elimination of interest income earned on excess proceeds from the IPO and August Offering used to finance the 1997 acquisitions.

(C) Represents the elimination of Kilroy Services, Inc.'s (the "Service Company") gross revenues and expenses and the recording of the equity in income of the Services Company.

(D) Represents incremental real estate taxes for 1997 acquired properties for the period January 1, 1997 to their respective acquisition dates. Subsequent to their acquisition dates, actual real estate taxes on 1997 acquisitions are reflected in the historical statement of operations of the Company.

(E) Represents estimated general and administrative expenses for the period January 1, 1997 to January 31, 1997 (prior to the IPO).

(F) Properties acquired during 1997 were funded through available cash from the IPO and the Follow-On Offering, the issuance and assumption of mortgage loans, the issuance of Operating Partnership Units, and borrowings against the Credit Facility. The entry, as computed below in thousands of dollars, represents additional interest expense to reflect mortgage debt and borrowings under the Credit Facility at December 31, 1997 as if outstanding at January 1, 1997.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   Interest expense on the Mortgage Loans (fixed interest rate of
   8.35% on $84,000 with 25-year amortization; variable interest
   rate of LIBOR plus 1.5% on $14,000)............................    $  8,022
   Interest expense on the Credit Facility (variable interest rate
   of LIBOR plus 1.38% to 1.50%), net of capitalized interest.....       4,200
   Interest expense on three mortgage notes assumed (fixed
   interest rates of 8.45%, 8.43% and 8.21% on $13,900, $11,900
   and 8,000, respectively).......................................       2,818
   Interest expense on a promissory note (fixed interest rate of
     5% on $900.).................................................          45
   Amortization of Mortgage Loan issuance costs (8 years for
   $84,000 note and 18 months for $14,000 note)...................         720
                                                                      --------
     Total pro forma interest expense.............................    $ 15,805
     Historical interest expense..................................     (11,633)
                                                                      --------
     Net interest expense adjustment..............................    $  4,172
                                                                      ========

                           KILROY REALTY CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS--(CONTINUED)


(G) Represents depreciation expense on 1997 acquired properties for the period January 1, 1997 to their respective acquisition dates. Depreciation is calculated based on the cost of the acquired property using the straight-line method over a 35 year life. Subsequent to their acquisition dates, depreciation expense on 1997 acquisitions is reflected in the historical statement of operations of the Company.

(H) To adjust pro forma income allocated to the Operating Partnership minority interest to 12.2% based on the minority interest ownership percentage at December 31, 1997.

(I) Reflects the elimination of the extraordinary gain recorded by the Kilroy Group.

PROSPECTUS

                                 $400,000,000

                           KILROY REALTY CORPORATION

                        COMMON STOCK, PREFERRED STOCK,
                        DEPOSITARY SHARES AND WARRANTS

  Kilroy Realty Corporation (the "Company") may offer from time to time in one or more series or classes (i) shares of its common stock, par value $.01 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares") and
(iv) warrants to purchase Preferred Stock or Common Stock, as shall be designated by the Company at the time of any such offering (the "Warrants") with an aggregate public offering price of up to $400,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each such supplement a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of this Prospectus and the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE OFFERED SECURITIES.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS. ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is February 11, 1998.

  CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "UNDERWRITING" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of the time subsequent to the date thereof.

  Unless the context otherwise requires, (i) the "Company" shall mean Kilroy Realty Corporation, a Maryland corporation, its Subsidiaries (as defined below) and includes by reference the operating history of the Kilroy Group,
(ii) the "Subsidiaries" shall mean, collectively, Kilroy Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), Kilroy Services, Inc., a Maryland corporation (the "Services Company"), Kilroy Realty Finance, Inc., a Delaware corporation (the "Finance Company"), and Kilroy Realty Finance Partnership, L.P., a Delaware limited partnership (the "Finance Partnership"), and (iii) the "Kilroy Group" shall mean the Company's predecessors comprised of Kilroy Industries, a California corporation ("KI"), and certain affiliated partnerships, limited liability companies and trusts.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home-page on the Internet (http://www.sec.gov). In addition, certain of the Company's securities are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein, as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

  a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

  b. The Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

  c. The Company's Current Reports on Form 8-K dated June 6, 1997, July 3, 1997, July 15, 1997, November 13, 1997, November 21, 1997, December 29, 1997,
January 20, 1998, and February 6, 1998 and on Form 8-K/A dated December 19, 1997; and

  d. The reports on the combined summaries of certain revenues and certain expenses for the Acquired Properties, Post IPO Acquisitions Through June 30, 1997 and Acquired Properties and Pending Acquisitions, each included in the Company's Registration Statement on Form S-11 (File number 333-32261).

  Any document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus and the applicable Prospectus Supplement are delivered upon written or oral request. Requests should be directed to the Chief Financial Officer, Kilroy Realty Corporation, 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245, telephone number (310) 563-5500.

                                  THE COMPANY

  Kilroy Realty Corporation was incorporated in September 1996 and commenced operations upon the completion of its initial public offering on January 31, 1997. The Company was formed to continue and expand the real estate business of the Kilroy Group, which, since 1947, was engaged in the business of real estate ownership, acquisition, development, leasing and management of principally Class A suburban office and industrial buildings in prime locations, primarily in Southern California. As of December 31, 1997, the Company owned 55 suburban office buildings encompassing approximately 4.2 million rentable square feet (the "Office Properties"), and 67 industrial buildings encompassing approximately 5.0 million rentable square feet (the "Industrial Properties" and, together with the Office Properties, the "Properties"). All but 11 of the Properties are located in Southern California. In addition, as of December 31, 1997, the Company had under development one office building and two industrial buildings which, when completed, are expected to encompass approximately 140,000 and 680,000 rentable square feet, respectively. The Company operates as a self-administered and self-managed real estate company and expects that it has qualified and that it will continue to qualify as a REIT for federal and state income tax purposes beginning with the year ended December 31, 1997. See "Federal Income Tax Consequences--Taxation of the Company."

  The Company conducts substantially all of its activities through the Operating Partnership in which, as of December 31, 1997, it owned an approximate 87.8% general partner interest. The remaining 12.2% limited partnership interest in the Operating Partnership is owned by certain members of the Company's executive officers and directors, certain of their affiliates, and other outside investors. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the 105 Properties owned by the Operating Partnership. The remaining 17 Properties are owned by Kilroy Realty Finance, L.P., a limited partnership in which the Company (through a wholly owned subsidiary) owns a 1% general partnership interest and the Operating Partnership owns a 99% limited partnership interest.

  The Common Stock is listed on the New York Stock Exchange under the Symbol "KRC." The Company is a Maryland corporation with its principal executive offices located at 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245 and its telephone number is (310) 563-5500.

                                 RISK FACTORS

  An investment in the Offered Securities involves various material risks. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus and the applicable Prospectus Supplement, in connection with an investment in the Offered Securities.

  When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below and elsewhere in this Prospectus and the applicable Prospectus Supplement.

CONFLICTS OF INTEREST

  Certain Limited Partner Approval Rights. While Kilroy Realty Corporation is the sole general partner of the Operating Partnership, and generally has full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") place limitations on Kilroy Realty Corporation's ability to act with respect to the Operating Partnership. The Partnership Agreement provides that if the limited partners own at least 5% of the outstanding Operating Partnership units (the "Units") (including Units held by Kilroy Realty Corporation), Kilroy Realty Corporation shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of the holders of more than 50% of the limited partnership Units (i) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets, or (ii) prior to January 31, 2004, sell the Office Property located at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo, other than incident to a merger or sale of substantially all of the Company's assets. Furthermore, the Partnership Agreement provides that, except in connection with certain transactions, Kilroy Realty Corporation may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of at least 60% of the Units (including Units held by Kilroy Realty Corporation) and without meeting certain other criteria with respect to the consideration to be received by the limited partners. In addition, Kilroy Realty Corporation has agreed to use its commercially reasonable efforts to structure certain merger transactions to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transactions. The restrictions on Kilroy Realty Corporation's ability to act as described above may result in Kilroy Realty Corporation being precluded from taking action which the Board of Directors believes is in the best interest of all stockholders. See "Partnership Agreement of the Operating Partnership-- Transferability of Interests" and "--Certain Limited Partner Approval Rights."

  Tax Consequences Upon Sale or Refinancing. Holders of Units ("Unitholders") may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of certain of the properties owned by the Operating Partnership, and therefore such Unitholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. While Kilroy Realty Corporation, as the sole general partner of the Operating Partnership, has the authority (subject to certain limited partner approval rights described above) to determine whether and on what terms to sell or refinance each property owned solely by the Operating Partnership, those directors and officers of the Company who hold Units may seek to influence the Company not to sell or refinance such properties, even though such a sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance such properties with a higher level of debt. The Partnership Agreement provides that if the limited partners own at least 5% of the outstanding Units (including Units held by the Company), the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of the holders of more than 50% of the limited partnership Units (i) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets, or (ii) prior to January 31, 2004, sell the Office Property at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo, other than incident to a merger or sale of substantially all of the Company's assets. The Operating Partnership will also use commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or any other disposition of assets, of the Operating Partnership. See "Partnership Agreement of the Operating Partnership--Transferability of Interests" and "--Certain Limited Partner Approval Rights."

  Policies with Respect to Conflicts of Interest. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include (i) provisions in the Company's articles of incorporation (the "Articles of Incorporation") and bylaws (the "Bylaws") which require that at least a majority of the directors be directors that are neither officers or employees of the Company or any of its subsidiaries or affiliates ("Independent Directors"), (ii) provisions in the Bylaws which require that a majority of the Independent Directors approve transactions between the Company and certain Unitholders and the sale or refinancing of the Properties and (iii) the requirement that certain members of the Board of Directors of the Company (the "Board of Directors") who are Unitholders (John
B. Kilroy, Sr. and John B. Kilroy, Jr.) abide by their respective noncompetition agreements with the Company. The provisions contained in the Articles of Incorporation can be modified only with the approval of two-thirds of the shares of Common Stock outstanding and entitled to vote thereon, and the provisions contained in the Bylaws can be modified only with the approval of a majority of either the Board of Directors or the shares of the Common Stock outstanding and entitled to vote thereon. However, there can be no assurance that these policies will not be changed in the future or that they otherwise always will be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

  Competitive Real Estate Activities of Management. John B. Kilroy, Sr. and John B. Kilroy, Jr. have controlling ownership interests in a complex of three office buildings which are located in the El Segundo submarket in which four of the Company's office buildings and four of its industrial buildings are located. These properties and Calabasas Park Centre, an approximately 66-acre undeveloped site (representing approximately 45 developable acres, net of acreage required for streets and contractually required open areas) are managed by the Operating Partnership, and certain of the Company's officers, directors and employees spend an immaterial portion of their time and effort managing these interests. The Company is actively marketing the sale of all but 18 acres of Calabasas Park Centre. Certain of the Company's officers, directors and employees spend an immaterial amount of time in connection with any sales of such parcels.

  Each of these properties is currently owned by partnerships owned and controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr. The complex of three office buildings located on North Sepulveda Boulevard in El Segundo is managed by the Operating Partnership pursuant to a management agreement on market terms. Calabasas Park Centre is managed by the Services Company pursuant to a management agreement on market terms.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company believes that it has operated and intends to continue to operate so as to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. Although management believes that the Company is organized and operates in such a manner, no assurance can be given that the Company will continue to be organized or be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least

95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT, such as the Company, that holds its assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "Federal Income Tax Consequences--Taxation of the Company" and "Legal Matters."

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Consequences-- Taxation of the Company--Requirements for Qualification." The Company believes that its allocable share of the aggregate value of the securities of the Services Company held by the Operating Partnership will be less than 5% of the value of the Company's total assets.

  If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would substantially reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences--Taxation of the Company--Requirements for Qualification."

  Other Tax Liabilities. Even if the Company qualifies for and maintains its REIT status, it is subject to certain federal, state and local taxes on its income and property. For example, if the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. In addition, net income, if any, from the third-party development or other services conducted through the Services Company is subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Consequences-- Services Company."

RISKS OF DEVELOPMENT BUSINESS AND RELATED ACTIVITIES BEING CONDUCTED BY THE SERVICES COMPANY

  Tax Liabilities. The Services Company is subject to federal and state income tax on its taxable income at regular corporate rates. Any federal, state or local income taxes that the Services Company is required to pay will reduce the cash available for distribution by the Services Company to the Operating Partnership.

  Adverse Consequences of Lack of Control Over the Businesses of the Services Company. To comply with the REIT asset tests that restrict ownership of shares of other corporations, the Operating Partnership owns 100.0% of the nonvoting preferred stock of the Services Company (representing approximately 95.0% of its economic value) and John B. Kilroy, Sr. and John B. Kilroy, Jr. own all the outstanding voting common stock of the Services Company (representing approximately 5.0% of its economic value). This ownership structure is necessary to permit the Company to share in the income of the Services Company and also maintain its status as a REIT. Although the Company receives substantially all of the economic benefit of the businesses carried on by the Services Company through the Company's right to receive dividends through the Operating Partnership, the Company is not able to elect directors or officers of the Services Company and, therefore, the Company does not have the ability to influence the operations of the Services Company or require that the Services Company's board of directors declare and pay a cash dividend on the nonvoting preferred stock of the Services Company held by the Operating Partnership. As a result, the board of directors and management of the Services Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow.

  Adverse Consequence of REIT Status on the Businesses of the Services Company. Certain requirements for REIT qualification may in the future limit the Company's ability to receive increased distributions from the fee development operations conducted and related services offered by the Services Company. See "--Adverse Consequences of Failure to Qualify as a REIT."

  CASH FLOW FROM DEVELOPMENT ACTIVITIES IS UNCERTAIN. A portion of the Company's cash flow is generated from development activities which are partially dependent on the availability of development opportunities and which are subject to the risks inherent with development and general economic conditions. In addition, development activities are subject to limitations imposed by the REIT tests. See "Federal Income Tax Consequences--Taxation of the Company--Income Tests." There can be no assurance that the Company will realize completely such cash flows. See "--Real Estate Investment Considerations--Risks of Real Estate Acquisition and Development." Also, these development activities generally are conducted by the Services Company. Accordingly, cash flow from these activities is further dependent upon the decision of the Services Company's board of directors to declare and pay a cash dividend on the nonvoting preferred stock held by the Operating Partnership. See "--Risks of Development Business and Related Activities Being Conducted by the Services Company."

  DISTRIBUTIONS TO STOCKHOLDERS AFFECTED BY MANY FACTORS. Distributions by the Company to its stockholders are based principally on cash available for distribution from the Properties. Contractual increases in base rent under existing leases, reductions in mortgage indebtedness or decreases in applicable interest rates each could have the effect of increasing cash available for distribution. Similarly, and by way of example, increases in interest rates, the issuance of Common Stock or Units in connection with the acquisition of properties with cash flow levels lower than that for the Properties and the use of internally generated cash to fund, in whole or in part, any development activities or property acquisitions, each could have the effect of decreasing cash available for distribution. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments and thereby a decrease in cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.

  The distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future developments, acquisitions and expansions without additional debt or equity financing. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company are also dependent on a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company deems relevant. In addition, the Company may issue from time to time additional Units or shares of Common Stock in connection with the acquisition of properties or in certain other circumstances. No prediction can be made as to the number of such Units or shares of Common Stock which may be issued, if any, and, if issued, the effect on cash available for distribution on a per share basis to holders of Common Stock. Such issuances, if any, may have a dilutive effect on cash available for distribution on a per share basis to holders of Common Stock. The possibility exists that actual results of the Company may differ from the assumptions used by the Board of Directors in determining the initial distribution rate.

  To obtain the favorable tax treatment associated with REITs, the Company generally is required to distribute to its stockholders at least 95% of its taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) each year. In addition, the Company is subject to tax at regular corporate rates to the extent that it distributes less than 100% of its taxable income (including net capital gains) each year. The Company is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. The Company intends to continue to make distributions to its stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

REAL ESTATE INVESTMENT CONSIDERATIONS

  General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred in connection therewith. If the Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the ability to make distributions to the Company's stockholders could be adversely affected. Income from, and the value of, the Properties may be adversely affected by the general economic climate, local conditions such as oversupply of office, industrial or other commercial space or a reduction in demand for office, industrial or other commercial space in the area, the attractiveness of the Properties to potential tenants, competition from other office, industrial and other commercial buildings, and the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums, utilities and real estate taxes). In addition, revenues from properties and real estate values are also affected by such factors as the cost of compliance with regulations and the potential for liability under applicable laws, including changes in tax laws, interest rate levels and the availability of financing. The Company's income would be adversely affected if a significant number of tenants were unable to pay rent or if office or industrial space could not be rented on favorable terms. Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment.

  Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, the Company has a limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Code and related regulations on a REIT holding property for sale may affect the Company's ability to sell properties without adversely affecting distributions to the Company's stockholders.

  Competition. The Company plans to continue to expand, primarily through the acquisition and development of additional office and industrial buildings, in Southern California and other markets where the acquisition and/or development of property would, in the opinion of management, result in a favorable risk-adjusted return on investment. There are a number of developers of office, industrial and other commercial property types and real estate companies that compete with the Company in seeking properties for acquisition and land for development. Substantially all of the Properties are located in developed areas where there are generally other properties of the same type. Competition from such other properties may affect the Company's ability to attract and retain tenants, rental rates and expenses of operation (particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties). In addition, the Company may be competing with other entities that have greater financial and other resources than the Company.

  Capital Improvements. The Properties vary in age and require capital improvements regularly. If the cost of improvements, whether required to attract and retain tenants or to comply with governmental requirements, substantially exceeds management's expectations, cash available for distribution could be reduced.

  Risks of Real Estate Acquisition and Development. The Company intends to continue to actively seek to acquire principally office and industrial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Property acquisitions entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

  In addition, the Company will continue to pursue development opportunities both for ownership by the Company and on a fee basis. The real estate development business involves significant risks in addition to those involved in the ownership and operation of developed buildings, including the risks that financing may not be available on favorable terms for development projects and construction may not be completed on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing such properties and generating cash flow. In addition, new development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, other required governmental permits and authorizations and the risk that development properties may not achieve anticipated rent or occupancy levels.

  The Company anticipates that future acquisitions and developments will be financed, in whole or in part, through additional equity offerings, lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms. In addition, equity, rather than debt, financing of future acquisitions or developments may have a dilutive effect on the interests of existing stockholders of the Company.

  While the Company has focused primarily on the development and ownership of office and industrial properties, the Company may in the future develop properties, part or all of which will be for retail use. In addition, while the Company has historically limited its ownership of properties primarily to the Southern California market, the Company in the future may expand its business to geographic markets other than Southern California, where the acquisition and/or development of property would, in the opinion of management, result in a favorable risk-adjusted return on investment. The Company does not possess the same level of familiarity with retail development or markets outside of those in which the Properties presently are located, which could adversely affect its ability to acquire or develop properties in any new localities or to realize expected performance.

  Uninsured Losses. Management believes that the Properties are covered by adequate comprehensive liability, rental loss and all-risk insurance provided by reputable companies and with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to certain limitations including large deductibles or co-payments, such as losses due to seismic activity. See discussion of uninsured losses from seismic activity below. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to such property. Any such loss would adversely affect the Company's financial condition and its ability to make distributions.

  Uninsured Losses from Seismic Activity. A substantial number of the Properties are located in areas that are subject to earthquake activity, including concentrations of Properties located in southwest Los Angeles County. Although the Company has earthquake insurance on a substantial portion of its Properties, such insurance is not replacement cost and should any Property sustain damage as a result of an earthquake, or should losses exceed the amount of such coverage, the Company would incur uninsured losses or losses due to deductibles or co-payments on insured losses.

  Risks of Tenant Bankruptcy. At any time, tenants of the Properties may become unable to pay their rent or meet their obligations to the Company, otherwise default under their leases or become debtors in cases under the Bankruptcy Code. If any tenant becomes a debtor in a case under the Bankruptcy Code, the Company would not be permitted to evict the tenant solely because of its bankruptcy, but the bankruptcy court could authorize the tenant to reject and terminate its lease with the Company. The Company's claim against such a tenant for unpaid, future rent would be subject to a statutory cap that could be substantially less than the remaining rent actually owned under the lease. In any event, the Company's claim for unpaid rent (as capped) would likely not be paid in full, which could adversely affect the Company's cash flow and its ability to make distributions to stockholders. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner.

  Risks Involved in Property Ownership Through Partnerships and Joint Ventures. Although the Company owns fee simple interests in the Properties (other than certain Properties, which are held subject to long-term ground leases), in the future the Company may also participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt which could result in the Company becoming responsible for the liabilities of the joint venture or partnership, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company, however, will seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

  REAL ESTATE FINANCING RISKS. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on the Properties will not be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of such indebtedness. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, which would adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. Further, if a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, or is in default under the related mortgage or deed of trust, such Property could be transferred to the mortgagee, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Consequently, a default by the Company related to any mortgage loans could result in foreclosure on the Properties securing such loan. In addition, if the mortgage loans contain cross default provisions, a default related to any such mortgage loans could result in a default of such other indebtedness. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Code.

  CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER
VOTE. Subject to the Company's fundamental investment policy to maintain its qualification as a REIT (unless a change is approved by the Board of Directors and stockholders), the Board of Directors determines its investment and financing policies, its growth strategy, and its debt, capitalization, distribution and operating policies. Although the Board of Directors has no present intention to revise or amend these strategies and policies, the Board of Directors may do so at any time without a vote of the Company's stockholders. Accordingly, stockholders will have no control over changes in strategies and policies of the Company, and such changes may not serve the interests of all stockholders and could adversely affect the Company's financial condition or results of operations, including its ability to distribute cash to stockholders.

  Issuance of Additional Securities. The Company has authority to offer its Common Stock or other equity or debt securities in exchange for property or otherwise. Similarly, the Company may cause the Operating Partnership to offer additional Units or preferred units of the Operating Partnership, including offers in exchange for property to sellers who seek to defer certain of the tax consequences relating to a property transfer. Such issuances could dilute the ownership interest of the Company in the Operating Partnership. Existing stockholders have no preemptive rights to acquire any such securities, and any such issuance of equity securities could result in dilution in an existing stockholder's investment in the Company.

  Risks Involved in Investments in Securities Related to Real Estate. The Company may pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make required distributions to stockholders. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on percentage ownership and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT. See "Federal Income Tax Consequences--Taxation of the Company--Requirements for Qualification." The Company operates its business in a manner that does not require the Company to register under the Investment Company Act of 1940 and stockholders therefore do not have the protection of that act.

  The Company may also invest in mortgages and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, funds from operations and the Company's ability to make required distributions to stockholders could be adversely affected.

  RISK OF OPERATIONS CONDUCTED THROUGH THE OPERATING PARTNERSHIP. The Company owns its economic interest in the Properties through its Subsidiaries. The remaining interests in the Operating Partnership are owned by the remaining Unitholders. Although the number of limited partnership Units is designed to result in a distribution per Unit equal to a distribution per share of Common Stock, such distributions are equal only if the Company distributes to stockholders all amounts it receives in distributions from the Operating Partnership. In addition, under the terms of the Partnership Agreement, the limited partners of the Operating Partnership have certain approval rights with respect to certain transactions that affect all stockholders. See "-- Conflicts of Interest--Certain Limited Partner Approval Rights."

  INFLUENCE OF CERTAIN UNITHOLDERS. John B. Kilroy, Sr., the Chairman of the Board of Directors, and John B. Kilroy, Jr., the Company's President and Chief Executive Officer and one of its directors, will own, together with the other limited partner Unitholders, Units exchangeable for shares of Common Stock. In addition, the Messrs. Kilroy hold two of the Company's seven seats on the Board of Directors. Under the terms of the Company's charter, no other stockholder presently is permitted to own, actually or constructively, in excess of 7.0% of the Common Stock. In addition, although the Messrs. Kilroy will not be able to take action on behalf of the Company without the concurrence of other members of the Board of Directors, they will, for so long as limited partners of the Operating Partnership own at least 5% of the outstanding Units, be able to block, absent the prior consent of at least a majority of the limited partners, (i) the dissolution of the Operating Partnership, or (ii) prior to January 31, 2004, the sale of the Office Property located at 2260 E. Imperial Highway at Kilroy Airport Center at El Segundo, in each case other than incident to a merger or sale of all or substantially all of the Company's assets, and be able to exert substantial influence over the Company's affairs.

  LIMITS ON OWNERSHIP AND CHANGE IN CONTROL. Certain provisions of the Maryland General Corporation Law (the "MGCL") and the Articles of Incorporation and Bylaws, and certain provisions of the Partnership Agreement, could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock over then prevailing market prices.

  Limits on Ownership of Common Stock. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of its capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, subject to certain exceptions, after the first taxable year for which a REIT election is made, the

Company's shares of Common Stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively, owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Consequences--Taxation of the Company." In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Articles of Incorporation limit actual or constructive ownership of the outstanding shares of Common Stock by any single stockholder to 7.0% (the "Ownership Limit") of the then outstanding shares of Common Stock, and limit actual or constructive ownership of the outstanding shares of Series A Preferred Stock by any single stockholder so that no such stockholder, taking into account their ownership of any other capital stock of the Company, may own in excess of 7% (by value) of the outstanding shares of capital stock of the Company. See "Description of Capital Stock--Restrictions on Ownership and Transfer." The Board of Directors will consider waiving the Ownership Limit or the ownership limit relating to Series A Preferred Stock with respect to a particular stockholder if it is satisfied, based upon the advice of tax counsel or otherwise, that ownership by such stockholder in excess of the applicable ownership limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company. The Board of Directors has waived the Ownership Limit with respect to John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and certain affiliated entities and has permitted such individuals and entities to actually or constructively own, in the aggregate, up to 19.6% of the outstanding Common Stock.

  Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit, the ownership limit relating to Series A Preferred Stock or, with the consent of the Board of Directors, such other limit, will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the applicable ownership limit, and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such purported transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Capital Stock-- Restrictions on Ownership and Transfer" for additional information regarding the Ownership Limit and the ownership limit relating to Series A Preferred Stock.

  Staggered Board. The Board of Directors is divided into three classes serving staggered three-year terms. The terms of the first, second and third classes expire in 1998, 1999 and 2000, respectively. Directors for each class will be chosen for a three-year term upon expiration of the term, beginning in 1998.

  Future Issuances of Capital Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 150,000,000 shares of Common Stock and 30,000,000 shares of preferred stock and to establish the rights and preferences of any shares of preferred stock issued. Of the 30,000,000 shares of authorized preferred stock, 1,200,000 shares have been designated as the Company's 8.075% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, $50 liquidation value (the "Series A Preferred Stock"), issuable at the Company's option in exchange on a one for one basis for the Operating Partnership's 8.075% Series A Cumulative Redeemable Preferred Units (the "Series A Preferred Units"). No shares of preferred stock are currently issued or outstanding. See "Description of Capital Stock--Preferred Stock." Under the Articles of Incorporation, stockholders do not have cumulative voting rights.

  The ownership limits, the staggered terms for directors, the issuance of additional common or preferred stock in the future and the absence of cumulative voting rights could have the effect of (i) delaying or preventing a change of control of the Company even if a change of control were in the stockholders' interest, (ii) deterring tender offers for the capital stock of the Company that may be beneficial to the stockholders, or (iii) limiting the opportunity for stockholders to receive a premium for their capital stock of the Company that might otherwise exist if an investor attempted to assemble a block of shares of capital stock of the Company in excess of the applicable ownership limit or otherwise to effect a change of control of the Company. See "Description of Capital Stock."

  HISTORICAL OPERATING LOSSES OF CERTAIN PROPERTIES. Although the Office and Industrial Properties developed by the Company after their construction and initial lease-up periods have historically generated positive net cash flow, the effect of depreciation, amortization and other non-cash charges has resulted in losses before equity in income of subsidiary, minority interest and extraordinary item for financial reporting purposes in each of the last five fiscal years. Historical operating results of the Office and Industrial Properties that were owned by the Company upon consummation of the Company's initial public offering (the "IPO") may not be comparable to future operating results of the Company because, prior to the completion of the IPO and the transactions relating to the organization of the Company and its subsidiaries, including the transfer of certain of the Properties and other assets to the Company (the "Formation Transactions") on January 31, 1997, the Office and Industrial Properties that were owned by the Company upon consummation of the IPO were encumbered with greater levels of debt (which has the effect of reducing net income) than that with which the Company currently operates. In addition, the historical results of operations do not reflect the acquisition and development of any of the Properties acquired or developed subsequent to consummation of the IPO. No assurance can be given that any of the Properties will have profitable results from operations and will not experience losses in the future.

  NO LIMITATION ON DEBT. The Board of Directors currently funds acquisition opportunities and development partially through short-term borrowings, as well as out of undistributed cash available for distribution and other available cash. The Board of Directors expects to refinance projects purchased or developed with short-term debt either with long-term indebtedness or equity financing depending upon the economic conditions at the time of refinancing. The Board of Directors has adopted a policy of limiting its indebtedness to approximately 50% of its total market capitalization (i.e., the market value of the issued and outstanding shares of Common Stock, including interests exchangeable therefor, plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. The Board of Directors, without the vote of the Company's stockholders, could alter or eliminate its current policy on borrowing at any time at its discretion. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and its ability to make expected distributions to its stockholders and an increased risk of default on the Company's obligations.

  The Company has established its debt policy relative to the market capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. The total market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of indebtedness (such as the acquisition cost of properties to be acquired with debt financing, the estimated market value of such properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of indebtedness to total market capitalization (or to any other measure of asset value) will be consistent with the expected level of distributions to the Company's stockholders.

  GOVERNMENT REGULATIONS. Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

  Costs of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is "readily achievable." Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The impact of application of the ADA to the Properties, including the extent and timing of required renovations, is uncertain. If required changes involve a greater amount of expenditures than the Company currently anticipates or if the changes must be made on a more accelerated schedule than the Company currently anticipates, the Company's ability to make expected distributions to stockholders could be adversely affected.

  Other Regulations. The Properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Funds from Operations and expected distributions.

  The City of Los Angeles has enacted certain regulations relating to the repair of welded steel moment frame buildings located in certain areas damaged as a result of the Northridge earthquake in Southern California on January 17, 1994. As currently enacted, such regulations apply to only one of the Properties, representing approximately 78,000 rentable square feet. The Company believes that such Property is in compliance with such regulations. There can be no assurance, however, that similar regulations will not be adopted by governmental agencies with the ability to regulate the Properties, that the Company will not acquire additional properties which may be subject to such regulation or that other requirements affecting the Properties will not be imposed which would require significant unanticipated expenditures by the Company and could have a material adverse effect on the Funds from Operations and cash available for distribution. The Company believes, based in part on recent engineering reports, that its Properties are in good condition.

  Except as described in this Prospectus or any applicable Prospectus Supplement, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See "Certain Provisions of Maryland Law and of the Articles of Incorporation and Bylaws," "Partnership Agreement of the Operating Partnership" and "Federal Income Tax Consequences."

  EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that will influence the market price of the Common Stock in public markets will be the annual yield on the price paid for shares from distributions by the Company. An increase in prevailing market interest rates on fixed income securities may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of the Common Stock. In addition, the market for equity securities can be volatile and the trading price of the Common Stock could be subject to wide fluctuations in response to operating results, news announcements, trading volume, general market trends, changes in interest rates, governmental regulatory action and changes in tax laws.

                                USE OF PROCEEDS

  The Company, as general partner of the Operating Partnership, is required under the terms and conditions of the Partnership Agreement to invest the net proceeds of any sale of Common Stock, Preferred Stock, Depositary Shares or Warrants in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds for general corporate purposes including, without limitation, the acquisition and development of properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for the year ended December 31, 1997 was 3.12. The IPO and the other transactions undertaken concurrently with the IPO permitted the Company to significantly deleverage properties, resulting in a significantly improved ratio of earnings to fixed charges. Prior to the completion of the IPO in January 1997, the Kilroy Group operated in a manner so as to minimize net taxable income to the owners. As a result, although the Company's properties generally have had positive net cash flow, the Kilroy Group's computation of the ratio of earnings to fixed charges for the years ended December 31, 1996, 1995, 1994 and 1993 indicates that earnings were inadequate to cover fixed charges by approximately $6.8 million, $2.7 million, $8.5 million and $2.1 million, respectively.

  For purposes of computing these ratios, earnings consist of income (loss) before extraordinary items, minority interest in income and interest expense. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized.

  Since the Company's inception it has neither issued any shares of nor paid any dividends on preferred stock. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends is not presented.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

  Under the Articles of Incorporation, the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock. As of the date of this Prospectus 24,475,000 shares of Common Stock were issued and outstanding, excluding the 3,406,212 shares of Common Stock which may be issued upon the exchange of common limited partnership Units outstanding as of that date. Of the 30,000,000 shares of authorized preferred stock, 1,200,000 shares have been designated as the Company's Series A Preferred Stock, issuable at the Company's option in exchange on a one for one basis for the Operating Partnership's 1,200,000 Series A Preferred Units. No shares of preferred stock are currently issued and outstanding.

COMMON STOCK

  Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote, including the election of directors, and, except as otherwise required by law and except as provided in any resolution adopted by the Board of Directors with respect to any other class or series of stock establishing the designation, powers, preferences and relative, participating, optional or other special rights and powers of such series, the holders of such shares possess the exclusive voting power, subject to the provisions of the Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors as described below. Holders of shares of Common Stock have no conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of directors. All shares of Common Stock issued and outstanding are duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors as described below, distributions are paid to the holders of shares of Common Stock if and when authorized and declared by the Board of Directors out of funds legally available therefor. The Company currently makes quarterly distributions.

  Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, debts and liabilities of the Company, including debts and liabilities arising out of its status as general partner of the Operating Partnership.

  Subject to the provisions of the Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors described below, all shares of Common Stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights. See "--Restrictions on Ownership and Transfer."

  Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the MGCL, the term

"substantially all of the Company's assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. The Articles of Incorporation do not provide for a lesser percentage in any such situation.

  The Articles of Incorporation authorize the Board of Directors to reclassify any unissued shares of capital stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services.

PREFERRED STOCK

 General

  Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. No Preferred Stock is currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Directors is required by the MGCL and the Articles of Incorporation to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

  Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

  The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

    (5) The provision for a sinking fund, if any, for such Preferred Stock;

    (6) The provision for redemption, if applicable, of such Preferred Stock;

    (7) Any listing of such Preferred Stock on any securities exchange;

    (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

    (9) A discussion of any material federal income tax consequences applicable to such Preferred Stock;

    (10) Any limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

    (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

    (14) Any voting rights of such Preferred Stock.

  Rank. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

  Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

 8.075% Series A Cumulative Redeemable Preferred Stock

  General. Each share of Series A Preferred Stock will be entitled to receive cumulative preferential dividends from the date of issue (including any accrued but unpaid distributions in respect of Series A Preferred Units (as defined herein) at the time that such limits are exchanged for shares of Series A Preferred Stock), payable on or before the 15th of February, May, August, and November of each year, in cash, at the rate of 8.075% per annum in preference to any payment made on any other classes of capital stock or other equity securities of the Company, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series A Preferred Stock.

  Redemption. The Series A Preferred Stock may be redeemed, at the Company's option, on and after February 6, 2003, in whole or in part from time to time, at a redemption price payable in cash equal to $50.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends to the date of redemption. The redemption price of the Series A Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of the Company.

  Limited Voting Rights. If at any time full distributions shall not have been timely made on any Series A Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, the holders of such Series A Preferred Stock, voting together as a single class with the holders of each class or series of parity preferred stock, will have the right to elect two additional directors to the Board of Directors at a special meeting called by the holders of record of at least 10% of the then outstanding shares of Series A Preferred Stock, and any parity preferred stock, or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarter have been paid in full. Thereafter, the holders of Series A Preferred Stock will be divested of their voting rights and the term of any member of the Board of Directors elected by the holders of Series A Preferred Stock and holders of any other shares of parity preferred stock shall terminate. In addition, for so long as any shares of Series A Preferred Stock are outstanding, without the consent of two-thirds of the holders of the Series A Preferred Stock then outstanding, the Company may not (i) designate, authorize or create, or increase the authorized or issued amount of, reclassify any authorized class of shares or issue obligations or securities convertible into, shares of any class of equity securities ranking prior to the Series A Preferred Stock with respect to distributions or rights upon liquidation, dissolution, or winding-up, (ii) designate, authorize or create, or increase the authorized or issued amount of, reclassify any authorized class of shares or issue obligations or securities convertible into, shares of any class of equity securities ranking equal to the Series A Preferred Stock with respect to distributions or rights upon liquidation, dissolution, or winding-up, but only to the extent that such securities are issued to an affiliate of the Company, or (iii) either (A) consolidate with, merge into, or transfer or lease substantially all of the assets to, any corporation or other entity, or
(B) amend or repeal the provisions of the Articles of Incorporation that adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock; provided however, that with respect to clause (iii) above, so long as the Company is the surviving entity and the Series A Preferred Stock remains outstanding on the same terms, or the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes the Series A Preferred Stock for other preferred stock having substantially the same terms and rights as the Series A Preferred Stock. The Series A Preferred Stock will have no voting rights other than as discussed above and as otherwise provided by applicable law.

  Liquidation Preference. Each share of Series A Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  Ownership Limits. Subject to certain exceptions, in order for the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because the Company will elect to qualify as a REIT beginning with the year ending December 31, 1997, the Articles of Incorporation contain restrictions on the ownership and transfer of capital stock of the Company which are intended to assist the Company in complying with these requirements. The Ownership Limit relating to Common Stock set forth in the Articles of Incorporation provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.0% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock. The ownership limit relating to Series A Preferred Stock set forth in the Articles of Incorporation provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Series A Preferred Stock which, taking into account any other capital stock of the Company actually or constructively owned by such person or entity would cause such ownership to exceed 7% (by value) of the outstanding shares of capital stock of the Company. The constructive ownership rules are complex, and may cause shares of capital stock of the Company owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 7.0% of the shares of Common Stock, or the acquisition of Series A Preferred Stock which, taking into account any other capital stock of the Company, results in the acquisition of less than 7% (by value) of the shares of capital stock of the Company (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock or Series A Preferred Stock), by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% of the outstanding Common Stock or capital stock of the Company, and thus violate the Ownership Limit, or the ownership limit relating to Series A Preferred Stock or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors. In addition, a violation of the ownership limit relating to the Series A Preferred Stock may occur as a result of a fluctuation in the relative value of such stock and the Common Stock, even absent a transfer or other change in actual or constructive ownership of such stock. The Board of Directors may, but in no event will be required to, waive the Ownership Limit or the ownership limit relating to Series A Preferred Stock with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from John B. Kilroy, Sr. and John B. Kilroy, Jr. and has waived the Ownership Limit with respect to the actual and constructive ownership (and to any constructive ownership of securities therefrom) of Common Stock by John B. Kilroy, Sr. and John B. Kilroy, Jr. Consequently, John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and entities which are deemed to own Messrs. Kilroys' Common Stock under the constructive ownership rules of the Code will be permitted to own, in the aggregate, actually or constructively, up to 19.6% (by number of shares or value, whichever is more restrictive) of the outstanding Common Stock.

  The Articles of Incorporation further prohibit (i) any person from actually or constructively owning shares of capital stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

  Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of capital stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit or the ownership limit relating to the Series A Preferred Stock would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require the affirmative vote of holders owning at least two-thirds of the shares of the Company's capital stock outstanding and entitled to vote thereon.

  Pursuant to the Articles of Incorporation, if any purported transfer of Common Stock or Series A Preferred Stock or any other event would otherwise result in any person violating the Ownership Limit, the ownership limit relating to the Series A Preferred Stock or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit, the ownership limit relating to the Series A Preferred Stock or such other limit, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, the ownership limit relating to the Series A Preferred Stock or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Owner or Prohibited Transferee, as applicable, an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner or Prohibited Transferee, as applicable, an amount equal to the lesser of the Market Price (as defined in the Articles of Incorporation) of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, the ownership limit relating to the Series A Preferred Stock or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, then the Articles of Incorporation provide that the transfer of the excess shares will be void.

  In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

  If any purported transfer of shares of Common Stock or Series A Preferred Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

  All certificates representing shares of Common Stock and Series A Preferred Stock will bear a legend referring to the restrictions on such class of stock described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or Series A Preferred Stock or otherwise be in the best interest of stockholders.

  Under the Articles of Incorporation, every owner of a specified percentage (or more) of the outstanding shares of Common Stock or Series A Preferred Stock must file a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares of capital stock. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of the Company's capital stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit, the ownership limit relating to the Series A Preferred Stock or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors.

                                   WARRANTS

  The Company currently has no Warrants outstanding (other than options issued under the Company's stock option plan and the redemption and exchange rights of Unitholders). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable, including any limitations on ownership and transfer of such Warrants as may be appropriate to preserve the status of the Company as a REIT; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;
(9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any;
(11) a discussion of certain federal income tax consequences; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the

Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into shares in excess of the Ownership Limit or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted) the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any shares in excess of the Ownership Limit.

  From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION

  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including shares in excess of the Ownership Limit) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                   THE ARTICLES OF INCORPORATION AND BYLAWS

  The following paragraphs summarize certain provisions of the MGCL and the Articles of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Articles of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

THE BOARD OF DIRECTORS

  The Articles of Incorporation provide that the number of directors of the Company shall be established pursuant to the Bylaws but shall not be less than the minimum number required by the MGCL, which in the case of the Company is three. The Bylaws currently provide that the number of directors shall be fixed or changed by the then elected directors but will consist of not fewer than five nor more than 13 members. The number of directors is currently fixed at seven. Any vacancy (except for a vacancy caused by removal) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors. A vacancy resulting from removal will be filled by the stockholders at the next annual meeting of stockholders or at a special meeting of the stockholders called for that purpose. The Articles of Incorporation and Bylaws provide that a majority of the Board must be "Independent Directors." An "Independent Director" is a director who is not an employee, officer or affiliate of the Company or a subsidiary or division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees.

  Pursuant to the Articles of Incorporation, the directors are divided into three classes as nearly equal in size as practicable. One class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class holds office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors helps to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

  The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

  While the Articles of Incorporation and the MGCL empower the stockholders to fill vacancies in the Board of Directors that are caused by the removal of a director, the Articles of Incorporation preclude stockholders from removing incumbent directors except upon a substantial affirmative vote. Specifically, the Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Under the MGCL, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares, or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the Company's stockholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has resolved to opt out of the business combinations provisions of the MGCL, and such resolutions also require that any decision to opt back in be subject to the approval of holders of a majority of the shares of Common Stock. As a result of the Company's decision to opt out of the business combinations provisions of the MGCL, an Interested Stockholder would be able to effect a "business combination" without complying with the requirements set forth above. The decision to opt out of the provisions may have the effect of making it easier for stockholders who become Interested Stockholders to consummate a business combination involving the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of the Company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or Bylaws. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock and also provide that such provision may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock. As a result of the Company's decision to opt out of the "control share acquisition" provisions of the MGCL, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

AMENDMENT TO THE ARTICLES OF INCORPORATION AND BYLAWS

  The Articles of Incorporation may not be amended without the affirmative vote of at least two-thirds of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class. Other than provisions of the Bylaws (i) opting out of the control share acquisition statute, (ii) requiring approval by the Independent Directors for selection of operators of the Properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates and (iii) those governing amendment of the Bylaws, each of which may be amended only with the approval of a majority of the shares of capital stock entitled to vote, the Bylaws may be amended by the affirmative vote of a majority of the Board of Directors or of a majority of the issued and outstanding shares of the Common Stock.

MEETINGS OF STOCKHOLDERS

  The Bylaws provide for annual meetings of stockholders, commencing with the year 1998, to elect the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by the President, the Board of Directors or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of the outstanding stock of the Company entitled to vote.

  The MGCL provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders.

  The provisions in the Articles of Incorporation on classification of the Board of Directors and amendments to the Articles of Incorporation and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

DISSOLUTION OF THE COMPANY

  Under the MGCL, the Company may be dissolved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote thereon voting as a single class.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

  The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation and the Partnership Agreement against certain liabilities. The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

  The MGCL permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

  The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions, and the Articles of Incorporation contain this provision. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (i) it is proved that the person actually received an improper personal benefit in money, property or services, (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or failure to act was unlawful. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

  The Partnership Agreement also provides for indemnification of the Company, as general partner, and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and the partners of the Operating Partnership to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Articles of Incorporation. See "Partnership Agreement of the Operating Partnership--Indemnification."

  Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

  The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

              PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

  The following summary of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") and the descriptions of certain provisions set forth elsewhere in this Prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

MANAGEMENT

  The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Kilroy Realty Corporation is the sole general partner of the Operating Partnership. The Company conducts substantially all of its business through the Operating Partnership, except for development and certain other services (which are conducted through the Services Company) in order to preserve the Company's REIT status. The Operating Partnership owns a 95% economic interest in the Services Company. Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the Operating Partnership's line of business and distribution policies. The Operating Partnership has both preferred limited partnership interests and common limited partnership interests. As of the date of this Prospectus, the Operating Partnership has 1,200,000 8.075% Series A Cumulative Redeemable Preferred Units (the "Series A Preferred Units"), and 3,406,212 common units (the "Common Limited Partnership Units," collectively with the SeriesA Preferred Units, the "Units") issued and outstanding. The Unitholders, as limited partners of the Operating Partnership, have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law.

INDEMNIFICATION

  To the extent permitted by law, the Partnership Agreement provides for indemnification of the Company, as general partner, its officers and directors and such other persons as the Company may designate to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership to the same extent liability of officers and directors of the Company is limited under the Articles of Incorporation.

TRANSFERABILITY OF INTERESTS

  Except for a transaction described in the following two paragraphs, the Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of at least 60% of the partner interests (including the interests of the Company, but excluding the preferred limited partnership interests). Pursuant to the Partnership Agreement, the limited partners have agreed not to, prior to January 31, 1999, transfer, assign, sell, encumber or otherwise dispose of, without the consent of the Company, their interest in the Operating Partnership, other than to family members or accredited investors who agree to assume the obligations of the transferor under the Partnership Agreement subject to a right of first refusal for the benefit of the Company. The common limited partners and the preferred limited partners each are subject to additional restrictions on their respective ability to transfer their partnership interests in the Operating Partnership.

  The Company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests (each a "Termination Transaction") unless the Termination Transaction has been approved by holders of at least 60% of the Units (including Units held by the Company but excluding the Series A Preferred Units) and in connection with which all common limited partners either will receive, or will have the right to elect to receive, for each Common Limited Partnership Unit an amount of cash, securities or other property equal to the product of the number of shares of Common Stock into which each Common Limited Partnership Unit is then exchangeable and the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Common Limited Partnership Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Common Limited Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

  The Company may also merge or otherwise combine its assets with another entity if the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership (in each case, the "Surviving Partnership"); (ii) the common limited partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Operating Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of the common limited partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the common limited partners include the right to exchange their interests in the Surviving Partnership for at least one of the following: (a) the consideration available to such persons pursuant to the preceding paragraph, or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock. For purposes of this paragraph, the determination of relative fair market values and rights, preferences and privileges of the limited partners shall be reasonably determined by the Board of Directors as of the time of the Termination Transaction and, to the extent applicable, the values shall be no less favorable to the limited partners than the relative values reflected in the terms of the Termination Transaction.

  In respect of any transaction described in the preceding two paragraphs, the Company is required to use its commercially reasonable efforts to structure such transaction to avoid causing the common limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction. The Operating Partnership will also use commercially reasonable efforts to cooperate with the common limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or any other disposition of assets, of the Operating Partnership.

ISSUANCE OF ADDITIONAL UNITS

  As sole general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional Units representing general and limited partnership interests in the Operating Partnership, including preferred Units of limited partnership interests.

CAPITAL CONTRIBUTION

  The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership, the Company may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

AWARDS UNDER STOCK INCENTIVE PLAN

  If options granted in connection with the Stock Incentive Plan are exercised at any time or from time to time, or restricted shares of Common Stock are issued under the Stock Incentive Plan, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the Company in connection with the issuance of shares of Common Stock to such exercising participant or the proceeds received by the Company upon issuance of the shares. Upon such contribution the Company will be issued a number of Units in the Operating Partnership equal to the number of shares of Common Stock so issued.

TAX MATTERS

  Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Operating Partnership and, as such, has authority to make tax elections under the Code on behalf of the Operating Partnership.

  The net income of the Operating Partnership will generally be allocated first to the holders of Series A Preferred Units in an amount equal to an 8.075% per annum cumulative return on the stated value of $50 per Series A Preferred Unit. Thereafter, remaining net income will be allocated to the Company and the common limited partners in accordance with their respective percentage interests in the Operating Partnership. In general, net loss of the Operating Partnership will be allocated first to the Company and the common limited partners in accordance with their respective percentage interests and thereafter to the holders of the Series A Preferred Units, in each case only to the extent such allocation does not cause a partner to have a negative adjusted capital account. Any remaining net loss will be allocated to the Company. Each of the allocation provisions described above are subject to certain special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder. See "Federal Income Tax Consequences--Tax Aspects of the Partnerships."

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests, subject to the distribution preferences with respect to the Series A Preferred Units. Pursuant to the Partnership Agreement, the Operating Partnership assumes and pays when due, or reimburses the Company for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operations of the Company.

TERM

  The Operating Partnership will continue in full force and effect until December 31, 2095 or until sooner dissolved pursuant to the terms of the Partnership Agreement.

8.075% SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

  General. Each Series A Preferred Unit is entitled to receive cumulative preferential distributions from the date of issue, payable on or before the 15th of February, May, August and November of each year, in cash, at the rate per annum of 8.075% of the original capital contribution per Series A Preferred Unit in preference to any payment made on any other classes of partnership units of the Operating Partnership, other than any class or series of partnership interests of the Operating Partnership expressly designated as ranking on a parity with or senior to the Series A Preferred Units.

  Exchange Rights. The Series A Preferred Units are exchangeable in whole at anytime on or after February 6, 2008, at the option of the majority of the holders of the Series A Preferred Units, on a one for one basis for shares of the Company's Series A Preferred Stock. In addition, the Series A Preferred Units are exchangeable in whole at any time at the option of the majority of the holders of the Series A Preferred Stock if (i) at any time full distribution shall not have been timely made on any Series A Preferred Unit with respect to six prior quarterly distribution periods or (ii) if the Company or one of its subsidiaries, or any successor general partner to the Company, takes the position, and the holder or holders receive an opinion of independent counsel, that the Operating Partnership likely is or upon the happening of a certain event likely will be a publicly traded partnership within the meaning of Section 7704 of the Code. The Series A Preferred Units are also exchangeable on or after February 6, 2001 if the holders deliver to the Company either a private letter ruling or an opinion of counsel stating than an exchange at such time would not cause the Series A Preferred Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series A Preferred Units is an "investment company" under Section 721(b) of the Code. However, in lieu of an exchange for Series A Preferred Stock, the Company may elect to cause the Operating Partnership to redeem such Series A Preferred Units for cash in an amount equal to the original capital account balance of such Series A Preferred Units plus all accrued and unpaid distributions to the date of redemption.

  Redemption. The Series A Preferred Units may be redeemed, at the Operating Partnership's option, on and after February 6, 2003, in whole or in part or from time to time, at a redemption price payable in cash equal to the capital account balance of such partner, provided that such amount shall not be less than $50.00 per Series A Preferred Unit, plus any accrued but unpaid distributions to the date of redemption. The redemption price of the Series A Preferred Units (other than the portions thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company or interests in the Operating Partnership and from no other source. The Operating Partnership may not redeem fewer than all of the Series A Preferred Units unless all accumulated and unpaid distributions have been paid on all Series A Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption. In addition, the Company may, at its option, acquire the Series A Preferred Units presented to it for exchange for shares of the Company's Series A Preferred Stock. See "--Exchange Rights."

  Limited Approval Rights. For so long as any Series A Preferred Units are outstanding, without the consent of two-thirds of the holders of the Series A Preferred Units then outstanding, the Operating Partnership may not (i) authorize or create, or increase the authorized or issued amount of, or reclassify, any class or series of partnership interests, or issue any obligations or security convertible into or evidencing a right to purchase any partnership interests of any class, ranking prior to the Series A Preferred Units with respect to distributions or rights upon liquidation, dissolution, or winding-up, (ii) authorize or create, or increase the authorized or issued amount of, or reclassify, any class or series of partnership interests, or issue any obligations or security convertible into or evidencing a right to purchase any partnership interests of any class, ranking equal to the Series A Preferred Units with respect to distributions or rights upon liquidation, dissolution, or winding-up, but only to the extent that such securities are issued to an affiliate of the Operating Partnership, other than the Company to the extent that the issuance of such interests was to allow the Company to issue corresponding shares of Series A Preferred Stock to persons who are not affiliates of the Operating Partnership, or (iii) either consolidate, merge into or with, or convey, transfer or lease substantially all of the assets to, any corporation or other entity, or amend or repeal the provisions of the Partnership Agreement that adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units; provided however, that with respect to clause (iii) above, so long as the Operating Partnership is the surviving entity and the Series A Preferred Units remain outstanding on the same terms, or the resulting, surviving or transferee entity is a domestic partnership, limited liability company or other pass-through entity and substitutes the Series A Preferred

Units for other interests in such entity having substantially the same terms and rights as the Series A Preferred Units, including with respect to distributions, voting rights, and rights upon liquidation, dissolution or winding-up. Other than as discussed above or elsewhere in this Prospectus, the Series A Preferred Units have no voting rights other than as otherwise provided by applicable law.

  Liquidation Preference. The distribution and income allocation provisions of the Partnership Agreement have the effect of providing each Series A Preferred Unit with a liquidation preference to each holder of such Units equal to such holder's capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the Operating Partnership.

COMMON LIMITED PARTNERSHIP UNITS

  General. Pursuant to the terms of the Partnership Agreement, each Common Limited Partnership Unit is entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests in the Operating Partnership, subject to the distribution preferences of the Series A Preferred Units.

  Redemption/Exchange Rights. Common limited partners have rights to require the Operating Partnership to redeem part or all of their Common Limited Partnership Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or the Company may elect to acquire such Units in exchange for shares of Common Stock (on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events); provided, however, that if the Company does not elect to acquire such Units in exchange for shares of Common Stock, a holder of Common Limited Partnership Units that are corporations or limited liability companies may require the Company to issue Common Stock in lieu thereof, subject to the Ownership Limit or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, as applicable. The Company presently anticipates that it will elect to issue Common Stock in exchange for Common Limited Partnership Units in connection with each such redemption request, rather than having the Operating Partnership pay cash. With each such redemption or exchange, the Company's percentage ownership interest in the Operating Partnership will increase. This redemption/exchange right may be exercised by common limited partners from time to time, in whole or in part, subject to the limitations that such right may not be exercised (i) prior to January 31, 1999 or (ii) at any time to the extent such exercise would result in any person actually or constructively owning capital stock in excess of the Ownership Limit or such other amount as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, as applicable, assuming Common Stock was issued in such exchange. See "Description of Capital Stock--Restrictions on Ownership and Transfer." In addition, under certain circumstances 50% of the Common Limited Partnership Units received by John B. Kilroy, Sr., John B. Kilroy, Jr. and KI may be redeemed prior to January 31, 1999 in connection with the obligation of such Unitholders to indemnify the Company in connection with the Formation Transactions.

  Certain Common Limited Partner Approval Rights. The Partnership Agreement provides that if the common limited partners own at least 5% of the outstanding Units (including Units held by the Company but excluding the Series A Preferred Units), the Company shall not, on behalf of the Operating Partnership, take any of the following actions without the prior consent of the holders of more than 50% (excluding Units held by the Company and all Series A Preferred Units) of the Units representing limited partner interests:
(i) dissolve the Operating Partnership, other than incident to a merger or sale of substantially all of the Company's assets; or (ii) prior to January 31, 2004, sell the Office Property located at 2260 E. Imperial Highway, at Kilroy LAX, other than incident to a merger or sale of substantially all of the Company's assets. In addition, in connection with the acquisition of the Warren Technology Center and the office building located at 111 Pacifica, Irvine, California, the Company agreed not to dispose of such Properties in a taxable transaction before January 31, 1999, or thereafter unless a shelf registration statement is then in effect with respect to the shares of Common Stock issuable upon the exchange of the 165,102 Common Limited Partnership Units issued to limited partners in connection with the acquisition of such Properties.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following summary of material federal income tax consequences regarding the Company is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and the summary below does not attempt to address any aspects of federal income taxation relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company. The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the Company.

  The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not alter the Code or existing interpretations thereof, and any such change could apply retroactively to transactions preceding the date of the change. The Company has not requested, and does not plan to request, any ruling from the IRS concerning the tax treatment of the Company or the Operating Partnership. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the IRS or courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

  EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

  These sections of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with the IPO, subsequent offerings of Common Stock, and the Company's election to be taxed as a REIT.

  As a condition to the closing of each offering of Offered Securities, other than specified in the applicable Prospectus Supplement, tax counsel to the Company will render an opinion to the underwriters of such offering to the effect that, commencing with the Company's taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that each such opinion will be based on various factual assumptions relating to the organization and operation of the Company, including the Finance Company, the Operating

Partnership, the Finance Partnership and the Services Company and will be conditioned upon certain representations to be made by the Company as to factual matters, and that such tax counsel to the Company undertakes no obligation hereby to update any such opinion subsequent to its date. In addition, such opinions will be based upon the factual representations of the Company as set forth in this Prospectus and any applicable Prospectus Supplement or Supplements, and assume that the actions described in this Prospectus and any such Supplement or Supplements will be completed by the Company in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code and discussed below, the results of which have not been and will not be reviewed by such tax counsel to the Company. Accordingly, no assurance can be given that the actual results of the Company's operation during any particular taxable year will satisfy such requirements. See "--Failure to Qualify." Further, the anticipated income tax treatment described in the Prospectus or in any Prospectus Supplement or Supplements may be changed, perhaps retroactively, by legislation, administrative or judicial action at any time.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to Internal Revenue Service ("IRS") Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

  The Company believes that the conditions set forth in (i) through (iv) above have been satisfied. The Company also believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy conditions (v) and (vi). In addition, the Articles of Incorporation provide for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate; provided, however, beginning January 1, 1998, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, the Company will be treated as having met such requirement. See "-- Failure to Qualify." In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

  Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Partnerships." The Company has direct control of the Operating Partnership and operates it consistently with the requirements for qualification as a REIT.

  Ownership of Qualified REIT Subsidiaries. For taxable years beginning on or prior to August 5, 1997, a corporation will qualify as a qualified REIT subsidiary (a "QRS") under the Code if 100% of its stock has been held by the Company at all times during the period such corporation was in existence. For taxable years beginning after such date, if the Company owns 100% of a corporation's stock, such corporation will qualify as a QRS during such time period (without regard to prior ownership). The Company's ownership of the stock of the Finance Company satisfies such tests and, accordingly, the Finance Company will qualify as a QRS. A QRS will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of the Company for all purposes of the Code including the REIT qualification tests. For this reason, references under "Federal Income Tax Consequences" to the income and assets of the Company include the income and assets of the Finance Company. A QRS will not be subject to federal income tax and the Company's ownership of the voting stock of such a subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets, described below under "--Asset Tests."

  Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy certain gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning on or prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). For purposes of applying the 30% gross income test, the holding period of Properties acquired by the Operating Partnership at the time of the IPO will be deemed to have commenced on the date of acquisition. The 30% gross income test was repealed, and will not apply beginning with the Company's 1998 taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception applicable to the Company for its taxable years beginning in
1998), other than through an independent contractor from whom the REIT derives no revenue; provided however, the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not, and as general partner of the Operating Partnership, will not permit the Operating Partnership to: (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) rent any property to a Related Party Tenant; (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may have taken and may continue to take certain of the actions set forth in (i) through (iv) above to the extent such actions will not, based on the advice of tax counsel to the Company, jeopardize the Company's tax status as a REIT.

  The Services Company receives fees in exchange for the performance of certain development activities. Such fees do not accrue to the Company, but the Company derives its allocable share of dividends from the Services Company through its interest in the Operating Partnership, which qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company has not and does not expect to derive significant amounts of interest that fail to qualify under the 75% or 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above in "-- Taxation of the Company--General," even if these relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. No similar mitigation provision provides relief if the Company failed the 30% gross income test. In such case, the Company would have ceased to qualify as a REIT.

  Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership or the Finance Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Finance Partnership hold the Properties for investment with a view to long-term appreciation, engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and make such occasional sales of the Properties as are consistent with the Operating Partnership's and the Finance Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by partnerships in which it has a direct or indirect interest, including the Operating Partnership and the Finance Partnership) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  As described above, the Operating Partnership owns 100% of the non-voting preferred stock of the Services Company, and by virtue of its ownership of interests in the Operating Partnership, the Company is considered to own its pro rata share of such stock. The stock of the Services Company held by the Company (through the Operating Partnership) will not be a qualifying real estate asset. The Operating Partnership does not and will not own any of the voting securities of the Services Company, and therefore the Company will not be considered to own more than 10% of the voting securities of the Services Company. In addition, the Company believes (and will represent to tax counsel to the Company for purposes of its opinion, as described above) that the value of its pro rata share of the securities of the Services Company held by the Operating Partnership does not exceed 5% of the total value of the Company's assets, and will not exceed such amount in the future. Tax counsel, in rendering its opinion as to the qualification of the Company as a REIT, will rely on the representation of the

Company to such effect. No independent appraisals have been obtained to support this conclusion. There can be no assurance that the IRS will not contend that the value of the securities of the Services Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

  The 5% value test must be satisfied not only on the date that the Company (directly or through the Operating Partnership) acquires securities in the Services Company, but also each time the Company increases its ownership of securities of the Services Company (including as a result of increasing its interest in the Operating Partnership as a result of Company capital contributions to the Operating Partnership or as limited partners exercise their redemption/exchange rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in the Operating Partnership's overall interest in the Services Company.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in the Operating Partnership), the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding the Company's net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT Taxable Income" as described in clause (i)(a) above. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year in which paid, even though such distributions relate to the prior year for purposes of the Company's 95% distribution requirement. The amount distributed must not be preferential--i.e., each holder of shares of Common Stock must receive the same distribution per share. A REIT may have more than one class of capital stock, as long as distributions within each class are pro rata and non-preferential. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company currently makes timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

  It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between

(i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings, to pay dividends in the form of taxable stock dividends.

  If the Company fails to meet the 95% distribution test due to certain adjustments (e.g., an increase in the Company's income or a decrease in its deduction for dividends paid) by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company would also be required to pay interest to the IRS and would be subject to any applicable penalty provisions.

  Furthermore, if the Company should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the following January) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude the Company from re-electing to be taxed as a REIT following a loss of its REIT status.

TAX ASPECTS OF THE PARTNERSHIPS

  General. Substantially all of the Company's investments are held indirectly through the Operating Partnership and the Finance Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership. See "-- Taxation of the Company."

  Entity Classification. The Company's interests in the Operating Partnership and the Finance Partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership or the Finance Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or the Finance Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "--Taxation of the Company--Asset Tests" and "--Income Tests"), and, in turn, would prevent the Company from qualifying as a REIT. See "-- Taxation of the Company" and "--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the Operating Partnership's or Finance Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

  The IRS recently finalized and published certain Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginning on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to the Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Each of the Operating Partnership and Finance Partnership intends to claim classification as a partnership under the Final Regulations.

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  The Partnership Agreement provides that net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership. Notwithstanding the foregoing, such agreement provides that certain interest deductions and income from the discharge of certain indebtedness of the Operating Partnership, attributable to loans transferred to the Operating Partnership by certain Unitholders, will be allocated disproportionately to such Unitholders. In addition, allocations of net income or net loss are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain Properties). Consequently, the Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

  In general, the principals of KI and other Unitholders who are limited partners of the Operating Partnership and who contributed assets having an adjusted tax basis less than the fair market value of such assets at the time they were contributed will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to such limited partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the date the Operating Partnership acquired such assets. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. Such an allocation may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements."

  Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership Agreement provides that it will use the traditional method with respect to the assets it acquired at the time of the IPO, and the Operating Partnership has agreed to use such method with respect to certain assets it acquired subsequent to the IPO. The selection of this method will cause the Company to be allocated depreciation deductions for tax purposes which are lower than such deductions would be if the Company directly had acquired its pro rata share of the Operating Partnership property in exchange for cash or if other methods were chosen to eliminate Book-Tax Differences. The Operating Partnership and the Company have not yet decided which method will be used to account for Book-Tax Differences with respect to properties to be acquired by the Operating Partnership in the future.

  With respect to any property purchased by the Operating Partnership in a taxable transaction (e.g., properties acquired in exchange for cash) subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Code will not apply.

SERVICES COMPANY

  A portion of the cash to be used by the Operating Partnership to fund distributions to partners, and in turn to fund distributions by the Company to its stockholders, is expected to come from the Services Company, through dividends on nonvoting preferred stock to be held by the Operating Partnership. The Services Company will not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state and local income taxes that the Services Company is required to pay will reduce the cash available for distribution by the Company to its stockholders.

  As described above, the value of the Company's indirect interest in the securities of the Services Company held by the Operating Partnership cannot exceed 5% of the value of the Company's total assets at the end of any calendar quarter in which the Company acquires such securities or increases its interest in such securities (including as a result of the Company increasing its interest in the Operating Partnership). See "--Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Services Company to increase the size of its business, or may cause the Operating Partnership to sell all or a portion of its stock in the Services Company, unless the value of the assets of the Company or the Operating Partnership is increasing at a commensurate rate. In addition, a recent federal budget proposal includes a provision which, if enacted in its present form, would significantly curtail the ability of REITs, such as the Company, to form and then hold preferred non-voting interests in corporations like the Services Company. Under this proposal, the "grandfathered" status of any such existing entity would terminate if such entity engaged in a new trade or business or acquired substantial new assets after the date of first committee action.

                            OTHER TAX CONSEQUENCES

  The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business or owns property. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any other series of Preferred Stock and any Depository Shares or Warrants on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities

  If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement.

Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                    EXPERTS

  The combined financial statements incorporated into this Prospectus by reference from the Kilroy Group's Annual Report on Form 10-K for the year ended December 31, 1996, the combined summaries of certain revenues and certain expenses for the year ended December 31, 1996 of the Acquisition Properties, the Post IPO Properties Through June 30, 1997, and the Acquired Properties and Pending Acquisitions each incorporated by reference into this Prospectus from the Company's registration statement (No. 333-32261) on Form S-11, and the combined summaries of certain revenues and certain expenses for the year ended December 31, 1996 of the Eight Acquired Properties and the Four Acquired incorporated by reference into this Prospectus from the Company's Current Report on Form 8-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for the Company by Ballard Spahr Andrews & Ingersol, Baltimore, Maryland. Latham & Watkins will rely as to certain matters of Maryland law, including the legality of the Common Stock, on the opinion of Ballard Spahr Andrews & Ingersoll.

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANY-ING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURI-TIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Prospectus Supplement Summary............................................  S-1
Risk Factors.............................................................  S-3
Use of Proceeds..........................................................  S-8
Price Range of Common Stock and Distributions............................  S-8
Certain U.S. Federal Income Tax Considerations to Holders of Common
 Stock...................................................................  S-9
ERISA Considerations..................................................... S-12
Other Tax Considerations................................................. S-14
Underwriting............................................................. S-14
Legal Matters............................................................ S-15
Unaudited Pro Forma Financial Information................................  F-1

                                  PROSPECTUS
Available Information....................................................    i
Incorporation of Certain Documents by Reference..........................   ii
The Company..............................................................    1
Risk Factors.............................................................    2
Use of Proceeds..........................................................   13
Ratio of Earnings to Fixed Charges.......................................   13
Description of Capital Stock.............................................   14
Warrants.................................................................   20
Description of Depositary Shares.........................................   20
Certain Provisions of Maryland Law and of the Articles of Incorporation
 and Bylaws..............................................................   25
Partnership Agreement of the Operating Partnership.......................   30
Federal Income Tax Consequences..........................................   35
Other Tax Consequences...................................................   44
Plan of Distribution.....................................................   44
Experts..................................................................   45
Legal Matters............................................................   45

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                                740,741 SHARES

                            [LOGO OF KILROY REALTY]

                                 COMMON STOCK

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------

                           A.G. EDWARDS & SONS, INC.

                                APRIL 21, 1998

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